Exhibit 10.01
CARDINAL HEALTH, INC.
DEFERRED PAYMENT STOCK APPRECIATION RIGHT AGREEMENT
BACKGROUND INFORMATION
A.	Robert D. Walter (“Grantee”) and Cardinal Health, Inc., an Ohio corporation (the “Company”), are parties to a Nonqualified Stock Option Agreement (the “Option Agreement”) pursuant to which the Company granted to Grantee on November 15, 1999 an option to purchase (giving effect to stock splits occurring after the date of grant) 1,425,000 common shares, without par value, of the Company (“Shares”) at a per Share grant price of $31.167 that vested in three equal annual installments ending on November 15, 2002 (the “November 1999 Option”) pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”).
B.	The November 1999 Option was approved by a predecessor to the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) in order to provide an incentive to Grantee with respect to his continued services with the Company. At the time the November 1999 Option was granted, such predecessor to the Committee intended to grant the November 1999 Option pursuant to the terms set forth in the Option Agreement. Grantee relied upon the Company’s action in granting the November 1999 Option in agreeing to perform services for the Company. While performing his services for the Company, Grantee has continued to rely upon his understanding that the November 1999 Option and all of the terms set forth in the Option Agreement (including, but not limited to, the grant price of $31.167, the 1,425,000 Shares subject to such option, and the vesting schedule set forth above) were valid and properly granted. Grantee performed such services in consideration for the November 1999 Option and the terms set forth in the Option Agreement including, but not limited to, the grant price of $31.167, the 1,425,000 Shares subject to such option, and the vesting schedule set forth above.
C.	The Company disclosed in its annual proxy statement filed with the Securities and Exchange Commission on November 5, 2004 (the “Proxy Statement”) that it had recently identified an issue with respect to the November 1999 Option. Specifically, the November 1999 Option was in excess of the number of Shares permitted to be granted to a single individual during any fiscal year under the terms of the Equity Incentive Plan. The maximum number of Shares that could be granted pursuant to the terms of the Equity Incentive Plan (giving effect to stock splits occurring after the date of the Equity Incentive Plan) was 562,500 Shares (the “Limitation”), although the Company would have been permitted at the time to make a larger grant outside of the Equity Incentive Plan. At the time of the grant of the November 1999 Option, neither the Company nor Grantee understood that the November 1999 Option exceeded the Limitation.
D.	The Company disclosed in the Proxy Statement that the Committee was then exploring alternatives to substitute the portion of the November 1999 Option in excess of 562,500

     Shares with equivalent value.
E.	The Committee considered several alternatives to provide Grantee with equivalent value for the portion of the November 1999 Option in excess of the Limitation in order to satisfy the Committee’s original intent and understanding under the November 1999 Option. The Committee has offered to Grantee on behalf of the Company the Deferred Payment Stock Appreciation Right (the “SAR”) described in this Deferred Payment Stock Appreciation Right Agreement, and Grantee has determined to accept the SAR in satisfaction of the November 1999 Option except as set forth in paragraph F below.
F.	The Company and the Grantee confirm and agree that (1) the portion of the November 1999 Option relating to the 862,500 Shares in excess of the Limitation is null and void, (2) the November 1999 Option remains outstanding with respect to the 562,500 Shares and continues to be governed by the terms of the Option Agreement and (3) the SAR, together with the November 1999 Option (as adjusted), fulfills the Committee predecessor’s intention and Grantee’s understanding with respect to the Option Agreement.

TERMS OF AWARD
Grant Date: August 3, 2005
Exercise Price: $31.167
Grant Expiration Date: November 15, 2009
The Company has granted to Grantee a SAR relating to 862,500 Shares having an aggregate exercise price of $26,881,537.50 (i.e., the equivalent of $31.167 for each full Share). The SAR has been independently approved and granted by the Committee and ratified by the Board of Directors of the Company and is subject to the provisions of this agreement. This SAR shall be exercisable at any time on or after August 3, 2005 and prior to the earlier of (i) November 15, 2009 or (ii) the Payment Date (as defined below).

By:	/s/ John B. McCoy

Its:	Chairman of the Human Resources
and Compensation Committee

1. Method of Exercise, Payment of Price, and Cash Settlement.
(a) Method of Exercise. At any time when the SAR is exercisable under this agreement, the SAR may be exercised from time to time, in whole or in part but always in increments of full Shares, by written notice to the Company which will:
          (i) state the number of Shares with respect to which the SAR is being exercised; and
          (ii) if the SAR is being exercised by anyone other than Grantee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the SAR under this agreement and all applicable laws and regulations.
Notwithstanding the foregoing, the SAR will be automatically exercised on the Payment Date or, if earlier, the Grant Expiration Date without any written notice to the Company or any action by Grantee to the extent not already exercised prior thereto.
(b) Payment of Price. No payment to the Company is necessary upon exercise of the SAR. However, any payment to Grantee will be subject to any required tax withholding as provided in Section 10(a).
(c) Settlement. Upon exercise of the SAR, Grantee will be entitled to receive a cash payment, paid out at such time and in accordance with Section 1(d), equal to the product of (i) the excess of the last sale price of one Share on the exercise date (or, if no sale of Shares occurs on such date, on the next preceding date on which a sale occurred) as reported on the New York Stock Exchange Composite Tape over the Exercise Price, times (ii) the number of Shares as to which Grantee is exercising the SAR (the result of such product, the “SAR Spread”).
(d) Payment. Grantee shall receive on the Payment Date, by wire transfer of immediately available funds to the account specified by Grantee, an amount equal to the SAR Spread credited with any interest on the SAR Spread from, and including, the date of exercise of the SAR to, but excluding, the Payment Date (such amount, the “SAR Payment”). For purposes of the foregoing, the interest rate shall be the “Prime Rate” published in the Wall Street Journal from time to time on the first publication date of each calendar quarter. The interest shall be credited at the end of each calendar quarter (based upon the interest rate published on the first publication date of such calendar quarter) and the resulting balance shall be compounded quarterly; provided that, for the calendar quarter during which the Payment Date occurs, the interest credited shall be prorated based on the number of days in such calendar quarter prior to the Payment Date. The “Payment Date” shall be the date that is six months after the date of termination of Grantee’s employment pursuant to the Employment Agreement between Grantee and the Company dated February 1, 2004 (as it may be amended from time to time, the “Employment Agreement”).
2. Transferability. The SAR shall be transferable at Grantee’s death, by Grantee by will or pursuant to the laws of descent and distribution. Following transfer, the SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in this agreement, references to the original Grantee shall be deemed to refer to the transferee.
3. Termination of Relationship. If Grantee’s employment by the Company and its subsidiaries (collectively, the “Cardinal Group”) terminates for any reason whether by Grantee or the Company (including, by way of example, termination as a result of death, retirement, Disability, Cause or Good Reason), Grantee (or any transferee, if applicable) will have until the Payment Date or, if earlier, the Grant Expiration Date to exercise any unexercised portion of the SAR. In accordance with Section 1(a), the SAR shall be automatically exercised on the Payment Date or, if earlier, the Grant Expiration Date to the extent not exercised by Grantee (or any transferee, if applicable) prior thereto. Capitalized terms used in this Section 3 but not defined herein have the meaning ascribed to them in the Employment Agreement.
4. Restrictions on Exercise. The SAR is subject to all restrictions in this agreement. As a condition of any exercise of the SAR, the Company may require Grantee or his transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by the Company.
5. Right of Set-Off. By accepting this SAR, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Grantee under this agreement.
6. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the SAR and benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.
7. Action by the Committee. (a) The parties agree that the Committee shall have the authority to interpret the terms and provisions of this agreement. The Committee may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate.
(b) Subject to Sections 10(b) and 10(c), the Committee may amend the terms of the SAR at any time; provided no such amendment shall impair the rights of Grantee or transferee with respect to the SAR without the consent of Grantee or transferee, unless it is made to cause the SAR to comply with applicable law, stock exchange rules or accounting rules; and provided, further, the SAR may not be amended so as to decrease the Exercise Price of such SAR to reflect a decrease in the fair market value of the underlying stock.
(c) In the event of any stock dividend, stock split, share combination, corporate separation or division (including, but not limited to, split-up, spin-off, split-off or distribution to the Company’s shareholders other than a normal cash dividend), or partial or complete liquidation, or any other corporate transaction or event having any effect similar to any of the foregoing, then the number of Shares subject to the SAR and the exercise price per Share of the SAR, and any other characteristics or terms of the SAR as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes, shall be appropriately substituted for new shares or adjusted, as determined by the Committee in its discretion.
(d) If any recapitalization, reorganization, reclassification, consolidation, merger of the Company or any sale of all or substantially all of the Company’s assets to another person or entity or other transaction which is effected in such a way that holders of Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Shares (each an “Organic Change”) shall occur, in lieu of the Shares subject to the SAR, the Committee shall substitute such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for the number of Shares immediately theretofore subject to the SAR, after giving effect to any adjustments otherwise required or permitted under this agreement.
8. Prompt Acceptance of Agreement. The SAR grant evidenced by this agreement shall, at the discretion of the Committee, be forfeited if this agreement is not executed by Grantee and returned to the Company within 90 days of the Grant Date set forth on the first page of this agreement.
9. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the SAR grant under this agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. Miscellaneous.
(a) Tax Withholding. The Company shall have the right to withhold from any amounts otherwise payable pursuant to Section 1(d) the amount of any taxes which the Company is required to withhold with respect to the SAR, without notice.
(b) Code Section 162(m). It is the intention of Grantee and the Company that no tax deduction for payments hereunder be disallowed as a result of the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties acknowledge that the terms of this agreement are intended to avoid any such disallowance by virtue of Section 162(m). The parties agree that in the event that it is determined that the terms of this Agreement would result in any such disallowance as a result of the application of Section 162(m) of the Code (or any successor), they will make reasonable efforts in good faith to agree to modify this agreement in order to avoid any such disallowance in a manner that still achieves as closely as possible the original intent of the parties.
(c) Code Section 409A. It is the intention of Grantee and the Company that this agreement and the payments hereunder comply with the requirements of Section 409A of the Code, and the parties acknowledge that the terms of this agreement are intended to avoid the imposition of any excise tax or penalties by virtue of Section 409A. If at any time Grantee or the Company determines that this agreement or the payments hereunder would fail to comply with the requirements of Section 409A (or any successor), they will make reasonable efforts in good faith to agree to modify this agreement in order to satisfy the requirements of Section 409A or to exempt such payments from the application of Section 409A in a manner that still achieves as closely as possible the original intent of the parties.
(d) Attorneys’ Fees. Grantee shall be promptly reimbursed for any and all reasonable expenses (including, without limitation, attorneys’ fees and other charges of counsel) incurred by him in connection with the negotiation and documentation of this agreement and the Deferred Payment Stock Appreciation Right Agreement dated March 3, 2005 between Grantee and the Company.
(e) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid.
(f) Government Regulation. Notwithstanding any provisions of this agreement, the Company’s obligations under this agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.
(g) Invalidity. In case any one or more of the provisions of this agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this agreement to be construed so as to foster the intent of this agreement.

ACCEPTANCE OF AGREEMENT
Grantee hereby: (a) represents that he is familiar with and understands all provisions of this agreement; and (b) voluntarily and knowingly accepts this agreement and the SAR granted to him under this agreement subject to all provisions of this agreement. Grantee further acknowledges receiving a copy of the Company’s most recent Annual Report and other communications routinely distributed to the Company’s shareholders.

/s/ Robert D. Walter

Signature

Robert D. Walter

Print Name

August 3, 2005

Date